TAX SHARING AGREEMENT


         THIS TAX SHARING AGREEMENT dated as of December 18, 1995 is made and entered into by and between COMSAT Corporation, a District of Columbia corporation ("COMSAT"), and Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent").

                                  RECITALS

         WHEREAS, COMSAT is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended, and Ascent is a member of such affiliated group; and

         WHEREAS, the affiliated group of which COMSAT is the common parent and Ascent is a member files a consolidated Federal income tax return as defined in Code Section 1501; and

         WHEREAS, COMSAT and Ascent desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for tax years beginning after December 31, 1995, in which Ascent and its subsidiaries are included in a consolidated Federal income tax return filed for the Combined Consolidated Group.

                                 AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                 ARTICLE I

                                DEFINITIONS

         1. "Ascent Consolidated Group" shall mean for any taxable year the affiliated group of corporations of which Ascent would be the common parent for consolidated Federal income tax return filing purposes if it were not a subsidiary of COMSAT, and any other corporations which are or may become members of the affiliated group.

         2. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         3. "Combined Consolidated Group" shall mean for any taxable year the COMSAT Consolidated Group together with the Ascent Consolidated Group, and any other corporations which may become members of either.

         4. "Combined Consolidated Return" shall mean a consolidated Federal income tax return filed for the Combined Consolidated Group.

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         5. "COMSAT Consolidated Group" shall mean for any taxable year the affiliated group of corporations of which COMSAT is the common parent, and any other corporations which may become members of the affiliated group, but excluding members of the Ascent Consolidated Group.

         6. "Federal Income Taxes" and "Federal Income Tax Liability" shall mean the taxes imposed by sections 11, 55, 59A, and 1201(a) of the Code, or any successor provisions to such sections and any other income based U.S. Federal taxes which are hereinafter imposed upon corporations.

         7. "Final Determination" shall mean the final resolution of liability for any tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxing authority, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable;
(iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the tax-imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

         8.  "IRS" shall mean the Internal Revenue Service.

         9. "Regulations" shall mean the U.S. Treasury regulations in effect from time to time.


                                 ARTICLE II

                             PROCEDURAL MATTERS

         1. COMSAT shall have the sole and exclusive responsibility for the preparation and filing of the consolidated U.S. Federal income tax return of the Combined Consolidated Group, including any amended returns and any other returns, documents, or statements required to be filed with the IRS with respect to the determination of the Federal Income Tax Liability of the Combined Consolidated Group. All returns shall be filed by COMSAT on a timely basis, taking into account extensions of the due date for the filings of such returns.

         2. The Ascent Consolidated Group shall continue to join in filing a consolidated Federal income tax return with the COMSAT Consolidated Group for all such taxable years for which the Ascent Consolidated Group is eligible to do so under the Code and the Regulation, unless COMSAT shall request and be granted permission to discontinue filing on a consolidated basis or shall otherwise properly elect not to file on a consolidated basis in any particular case.

         3. COMSAT shall make all Federal income tax payments, including estimated payments, with respect to consolidated tax returns of the Combined Consolidated Group, and COMSAT shall have the right to exercise all powers of a common parent with respect to filing the consolidated Federal income tax returns as are conferred on it by the Regulations.

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         4. COMSAT shall be the sole and exclusive agent of the Ascent
Consolidated Group and any member of such group in any and all matters relating to the U.S. Federal Income Tax Liability of the Combined Consolidated Group for all consolidated return years. In its sole discretion, COMSAT shall have the right with respect to any Federal consolidated returns which it files (a) to determine (i) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions of the due dates for filing of such returns or of the applicable statutes of limitations may be requested and (iii) the elections that will be made by any member of the Combined Consolidated Group, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refunds, to which the Combined Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Combined Consolidated Group. Ascent hereby irrevocably appoints COMSAT as its agent and attorney-in-fact to take such action (including the execution of documents) as COMSAT may deem appropriate to effect the foregoing. COMSAT shall consult with Ascent regarding any material issue relating to the Ascent Consolidated Group which arises pursuant to an audit by the IRS of a Combined Consolidated Return.

         5. Ascent shall reimburse COMSAT for any legal and accounting expenses incurred by COMSAT in the course of the conduct of any audit or contest regarding the tax liability of the Combined Consolidated Group, and for any other expenses incurred by COMSAT in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to an Ascent Consolidated Group issue.

         6. Ascent shall furnish to COMSAT in a timely manner such information and documents and other cooperation as COMSAT may reasonably request for purposes of this Article.


                                ARTICLE III

              CALCULATION AND PAYMENT OF TAX SHARING PAYMENTS

         1. For each taxable year for which COMSAT files a Combined Consolidated Return, Federal Income Tax Liability shall be allocated among the members of the Combined Consolidated Group in the same manner as the applicable methods in effect under Treas. Reg. ss. 1.1552-1 for such year, provided that the Combined Consolidated Group shall in any event be treated as having elected the percentage method under Treas. Reg. ss. 1.1502-33(d)(3), utilizing a fixed percentage of 100 percent.

         2. a. Prior to March 15 following each taxable year for which a Combined Consolidated Return is filed, COMSAT may prepare a preliminary tax calculation ("Preliminary Tax Calculation") for such taxable year. Ascent shall pay to COMSAT by such March 15 the amount, if any, of the Federal Income Tax Liability (allocated as provided in Section 1 of this Article
III) of the Ascent Consolidated Group determined pursuant to the Preliminary Tax Calculation.

            b. Within 10 days after the date on which a Combined Consolidated Return for the taxable year is filed, Ascent shall make a payment to COMSAT in an amount equal to the amount, if any, by which the Federal Income Taxes actually paid by COMSAT with respect to such taxable year (which may be zero), but not including any amounts received by COMSAT from Ascent pursuant to paragraph (a) of this Section 2, exceed the Federal Income Tax Liability allocated to members of the COMSAT Consolidated Group under Section 1 of this Article (which may be a negative amount). No interest shall be payable in respect of any amount payable to COMSAT pursuant to the preceding sentence.

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            c. Within 10 days after the date on which a Combined
Consolidated Return for the taxable year is filed, COMSAT shall make a payment to Ascent in an amount equal to the amount, if any, by which the amounts (which may be zero) actually paid by Ascent to COMSAT pursuant to Paragraph (a) of this Section 2 exceed the Federal Income Tax Liability allocated to members of the Ascent Consolidated Group under Section 1 of this Article (which may be a negative amount). No interest shall be payable in respect of any amount payable to Ascent pursuant to the preceding sentence.

            d. COMSAT shall furnish to Ascent the Preliminary Tax
Calculation (if any) no later than 10 days prior to March 15 of the year following the taxable year, and shall furnish to Ascent the allocation of tax liability under Section 1 of this Article no later than 10 days before the Combined Consolidated Return for the taxable year is filed.

         3. If a member of the Ascent Consolidated Group ceases to be a member of the Combined Consolidated Group and, for any taxable year beginning on or after the date on which such member of the Ascent Consolidated Group ceased to be a member of the Combined Consolidated Group, such member (or a successor to such member) incurs a net operating loss that could be carried back to a Combined Consolidated Return, COMSAT and such member (or its successor) shall mutually agree as to the appropriate treatment of such net operating loss.

         4. If, in any year after a member of the Ascent Consolidated Group ceases to be a member of the Combined Consolidated Group, a net capital loss, excess tax credit or any other tax attribute of such member is carried back and actually utilized in a Combined Consolidated Return, COMSAT shall pay such member an amount equal to the actual reduction in tax resulting from the utilization of such tax attribute; provided however, that if such utilization is subsequently displaced by other tax attributes, a recomputation shall be made and such member shall repay to COMSAT any amount necessary to reflect the actual utilization of such tax attribute following such displacement. Any payments made under this Section 4 shall reflect interest under Article IV to the extent that interest is actually paid to or received from the Internal Revenue Service with respect to the utilization of such attribute.

         5. To the extent that any audit, litigation, claim or refund with respect to a Combined Consolidated Return results in an increase or decrease in taxable income, gain, loss, deduction or credits relating to any member of the Combined Consolidated Group, corresponding adjustments shall be made to the allocation of Federal Income Tax Liability among the members of the Combined Consolidated Group. Within 10 days after there is a Final Determination with respect to any such adjustment, such payment as shall be necessary to reflect the reallocation of Federal Income Tax Liability (and penalties and additions to tax, if any) shall be made between COMSAT and Ascent, with interest as provided in Article IV.

         6. If a member of the Combined Consolidated Group ceases to be a member of the Combined Consolidated Group, a payment shall be made between COMSAT and Ascent to reflect the difference, if any, between the amount of alternative minimum tax credit allocated to such member under Prop. Treas. Reg. ss. 1.1502-55(h)(6) or successor provisions and the allocable amount of alternative minimum tax paid by such member (and not subsequently credited against regular tax) as reflected in the prior sections of this
Article III. Such payment shall be made no later than 10 days after the filing of the Combined Consolidated Return for the taxable year that includes the date of the member's departure from the Combined Consolidated Group.

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                                 ARTICLE IV

                                  INTEREST

         Interest required to be paid by or to Ascent pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments (including large corporate underpayments, if applicable) and overpayments, respectively, of Federal income tax for the relevant period.


                                 ARTICLE V

                  STATE & LOCAL INCOME AND FRANCHISE TAXES

         1. The principles expressed with respect to the Combined Consolidated Group Federal income tax matters throughout this Agreement (including the Procedural Matters of Article II and the Miscellaneous Provisions of Article VI) shall apply with equal force and effect to state and local income and franchise tax matters to the extent such taxes are determined on a combined or consolidated basis, including the preparation and filing of state and local income tax and franchise tax returns required to be filed by the Combined Consolidated Group. Except to the extent provided in the Intercompany Services Agreement between COMSAT and Ascent of even date herewith, any state or local income or franchise tax return required to be filed on a separate entity basis by any member of the Combined Consolidated Group shall be prepared and filed by such member.

         2. Any interest charge required to be paid by or to Ascent pursuant to this Agreement with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments of such tax for the relevant period.


                                 ARTICLE VI

                          MISCELLANEOUS PROVISIONS

         1. COMSAT and Ascent agree that any information furnished one another pursuant to this Agreement is confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another person or entity.

         2. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

         3. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to conflicts of law principles thereof.

         4. This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

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         5. a. With respect to each member of the Ascent Consolidated
Group, if such member is no longer eligible to file consolidated returns with COMSAT for any reason (including, without limitation, the sale, exchange, or other disposition of all or any portion of the stock of Ascent or any other member sufficient to disaffiliate Ascent or such member from the Combined Consolidated Group, or the termination of the Combined Consolidated Group), the parties hereto agree that as between COMSAT and the departing member, except as otherwise provided herein, this Agreement shall be terminated at the time specified in the following paragraph b.

            b. This Agreement shall become operative as of December
18, 1995 and with respect to any member of the Ascent Consolidated Group, shall terminate and be of no further force or effect only upon the expiration of all applicable statutes of limitations relating to federal and state income and franchise taxes (including refunds thereof) for all periods in which such member was a member of the Combined Consolidated Group.

         6. a. COMSAT hereby agrees to indemnify and hold each member of the Ascent Consolidated Group harmless with respect to any Federal Income Tax Liability attributable to any taxable period of such member to the extent to which such member has paid COMSAT its separate Federal Income Tax Liability, if any, in accordance with this Agreement.

            b. COMSAT hereby agrees to indemnify and hold each member of the Ascent Consolidated Group harmless with respect to any Federal Income Tax Liability of the Combined Consolidated Group where such liability arises solely by reason of the member being severally liable for any taxes of the COMSAT Consolidated Group pursuant to Treas. Reg. 1.1502-6.

            c. Ascent hereby agrees to indemnify and hold each member of the COMSAT Consolidated Group harmless with respect to any Federal Income Tax Liability of the Combined Consolidated Group where such liability arises solely by reason of the member being severally liable for any taxes of the Ascent Consolidated Group pursuant to Treas. Reg. 1.1502-6.

            d. Ascent hereby agrees to indemnify and hold each member of the COMSAT Consolidated Group harmless from and against any and all liabilities, claims and expenses resulting from any action or failure to act on the part of Ascent or any member of the Ascent Consolidated Group that is in contravention of the provisions of this Agreement.

            e. COMSAT hereby agrees to indemnify and hold each member of the Ascent Consolidated Group harmless from and against any and all liabilities, claims and expenses resulting from any action or failure to act on the part of COMSAT or any member of the COMSAT Consolidated Group that is in contravention of the provisions of this Agreement.

         7. Any notice, request or other communication required or permitted under this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

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
                  COMSAT:

                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817

                  Attention: Allen E. Flower
                             Vice President and Chief Financial Officer
                  Telecopy No.: (301) 214-7131

                  With copy (which shall not constitute notice) to:

                  Warren Y. Zeger
                  Vice President, General Counsel and Secretary
                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Telecopy No.:  (301) 214-7128

and

                  Ascent Entertainment Group:

                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817

                  Attention: Wesley D. Minami
                             Vice President, Chief Financial Officer
                             and Treasurer
                  Telecopy No.:  (301) 214-7120

                  With copy (which shall not constitute notice) to:

                  Arthur M. Aaron
                  Vice President, Business and Legal Affairs
                  and Secretary
                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Telecopy No.:  (301) 214-7120

or to such other address as either party may have furnished to the other in writing in accordance with this Section 7.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

                                       COMSAT CORPORATION


                                       /s/ Allen E. Flower
                                    By:------------------------
                                       Allen E. Flower
                                       Vice President and
                                       Chief Financial Officer



                                       ASCENT ENTERTAINMENT GROUP, INC.


                                       /s/ Wesley D. Minami
                                    By:--------------------------------------
                                       Wesley D. Minami
                                       Vice President, Chief Financial Officer
                                       and Treasurer


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